SCHEDULE 14A INFORMATION

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The St. Joe Company

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held May 18, 2004

       The 2004 Annual Meeting of Shareholders of The St. Joe Company will be held in the River Terrace Room on the First Floor at 245 Riverside Avenue, Jacksonville, Florida, on Tuesday, May 18, 2004, at 10:00 a.m., eastern daylight time.

      Shareholders will vote on the following matters:

1.	Election of our Board of Directors;

2.	Amendment of our articles of incorporation to eliminate preemptive rights;

3.	Ratification of the appointment of KPMG LLP as our independent auditors for the 2004 fiscal year; and

4.	Any other matters properly brought before the meeting.

      Shareholders of record as of the close of business on March 31, 2004, are entitled to vote at the meeting.

      Your vote is important. We urge you to sign, date and return the enclosed proxy card to vote your shares whether or not you plan to attend the meeting. This will ensure your shares will be represented at the meeting.

      Our Annual Report to Shareholders and our Annual Report on Form 10-K for the year ended December 31, 2003, are also enclosed.

By Order of the Board of Directors,

Christine M. Marx
Secretary

Dated: April 13, 2004

Proxy Statement

The St. Joe Company
245 Riverside Avenue, Suite 500
Jacksonville, Florida 32202

PROXY STATEMENT

       This proxy statement contains information about the 2004 Annual Meeting of Shareholders of The St. Joe Company.

      The meeting will be held on Tuesday, May 18, 2004, beginning at 10:00 a.m., in the River Terrace Room at the Company’s principal offices at 245 Riverside Avenue, Jacksonville, Florida.

      This proxy statement is first being sent to our shareholders on or about April 13, 2004, in connection with the solicitation of proxies by the Board of Directors for the meeting.

I. General Information About the Annual Meeting

       Who Can Vote? You are entitled to vote your stock at the meeting if our records show that you held your shares as of March 31, 2004. At the close of business on March 31, 2004, a total of 75,710,159 shares of common stock of the Company were outstanding and entitled to vote. Each share of common stock has one vote. The enclosed proxy card shows the number of shares you are entitled to vote. Your individual vote is confidential and will not be disclosed to third parties except as required by law.

      Matters to be Considered. You will be asked to consider three proposals at the meeting.

•	Proposal 1 asks you to elect nine members of our Board of Directors to serve until the next annual meeting.

•	Proposal 2 asks you to approve an amendment to our articles of incorporation eliminating preemptive rights.

•	Proposal 3 asks you to ratify the appointment of our independent auditors for the 2004 fiscal year.

      Voting by Proxies. If your common stock is held by a broker, bank or other nominee, you will receive instructions from them which you must follow in order to have your shares voted. If you hold your shares in your own name as a holder of record, you may instruct the proxies to vote your common stock by signing, dating and mailing the proxy card in the postage-paid envelope which we have provided to you. Of course, you can always attend the meeting and vote your shares in person.

      The proxies will vote your shares in accordance with your instructions. If you sign and return a proxy card without giving specific voting instructions, your shares will be voted as recommended by our Board of Directors.

      We are not aware of any other matters to be presented at the meeting except for those described in this proxy statement. If any other matters are properly presented at the meeting, the proxies will use their own judgment to determine how to vote your shares. If the meeting is continued or postponed, your common stock may be voted by the proxies at the new meeting as well, unless you revoke your proxy instructions.

      How to Revoke Your Proxy. You can revoke your proxy at any time before it is voted at the meeting by (1) notifying the Secretary in writing, (2) delivering a later-dated proxy, or (3) attending the meeting and voting your shares in person.

      Quorum; How Votes Are Counted. The meeting will be held if a majority of the outstanding shares of common stock is represented at the meeting. This is called a quorum. If you return valid proxy instructions or attend the meeting in person, your common stock will be counted for the purpose of determining if there is a quorum, even if you wish to abstain from voting on some or all of the matters considered at the meeting. If you hold your common stock through a broker, bank or other nominee, the nominee may only vote the common stock which it holds for you in accordance with your instructions. However, if the nominee does not receive your instructions at least 10 days before the meeting, the nominee may vote your common stock on matters which the New York Stock Exchange determines to be routine. Proposals 1 and 3 are considered to be routine by the New York Stock Exchange; Proposal 2 is not. If a nominee cannot vote on a particular matter because it is not routine, there is a “Broker Non-Vote” on that matter. We do not count abstentions and Broker Non-Votes as votes for or against any proposal. Broker Non-Votes, however, count for quorum purposes.

      Cost of This Proxy Solicitation. We will pay the cost of this proxy solicitation. In addition to soliciting proxies by mail, our employees may solicit proxies personally and by telephone. No employee will receive any additional or special compensation for doing this. We will, upon request, reimburse brokers, banks and other nominees for their reasonable expenses in sending proxy materials to their principals and obtaining their proxies.

      Householding. If you and other residents at your mailing address own shares of the Company’s common stock in “street” name, your broker or bank may have given you notice that each household will receive only one annual report and one proxy statement for each company in which you hold stock through that broker or bank. This practice is known as “householding.” Unless you responded that you do not wish to participate in householding, you will be deemed to have consented to participating and only one copy of the Company’s annual reports and proxy statement will be sent to that address. Each shareholder will, however, receive a separate proxy card.

      If you wish to receive your own set of the Company’s future annual reports and proxy statements, or if you share an address with another shareholder and would like to receive only one set of these documents, please contact the Secretary of The St. Joe Company, 245 Riverside Avenue, Suite 500, Jacksonville, Florida 32202, being sure to supply the names of all shareholders at the same address, the name of the bank or brokerage firm, and the account number(s). The revocation of a consent to householding will be effective 30 days after the notice is received.

      Electronic Access to Proxy Materials and Annual Reports. This proxy statement, our 2003 Annual Report to Shareholders and our annual report on Form 10-K are available on our website. Please note that the information on our website is not incorporated by reference in this proxy statement. If you are a street name shareholder, you can elect to view future proxy statements and annual reports over the Internet instead of receiving paper copies in the mail. Please refer to the information provided by the institution that holds your shares and follow their instructions on how to elect to view future proxy statements and annual reports over the Internet.

II. Security Ownership of Certain Beneficial Owners,

Directors and Executive Officers

       The following table shows the number of shares of common stock owned as of March 31, 2004, by:

•	Persons known to us to be the beneficial owners of more than 5% of our outstanding common stock;

•	Each director and named executive officer; and

•	All directors and executive officers as a group.

	Amount and Nature of
Name and Address	Beneficial Ownership		Percent of Class(1)

Alfred I. duPont Testamentary Trust	17,769,765	(2)	23.5%
4600 Touchton Road East
Building 200, Suite 500
Jacksonville, FL 32246
Third Avenue Management LLC	8,013,278	(3)	10.6%
767 Third Avenue
New York, NY 10017-2023
Michael L. Ainslie	31,169	(4)	*
Hugh M. Durden	17,779,266	(5)	23.5%
Adam W. Herbert, Jr.	1,500	(6)	*
Delores Kesler	2,850	(7)	*
John S. Lord	17,785,115	(8)	23.5%
Christine M. Marx	7,150	(9)	*
Jerry M. Ray	58,832	(10)	*
Michael N. Regan	23,629	(11)	*
Walter L. Revell	22,169	(12)	*
Robert M. Rhodes	92,695	(13)	*
Peter S. Rummell	2,210,308	(14)	2.9%
Frank S. Shaw, Jr.	28,669	(15)	*
Winfred L. Thornton	17,794,405	(16)	23.5%
Kevin M. Twomey	575,155	(17)	*
John D. Uible	45,173	(18)	*
William H. Walton, III	1,500	(19)	*
Directors and Executive Officers as a Group (16 persons)			27.0%

(1)	All percentages are rounded to the nearest tenth of one percent. Each of the directors and executive officers listed has sole voting and dispositive power over the shares listed, except as indicated below.

(2)	As of March 31, 2004, the Alfred I. duPont Testamentary Trust (the “Trust”) and its beneficiary, The Nemours Foundation (the “Foundation”), directly and beneficially owned 16,257,687 and 1,512,078 shares, respectively, of our common stock. The trustees of the Trust are John S. Lord, Herbert H. Peyton, John F. Porter, William T. Thompson III, Winfred L. Thornton and Wachovia Bank, N.A., a subsidiary of Wachovia Corporation, the corporate trustee of the Trust. The individual trustees and Hugh M. Durden, the representative of the corporate trustee, constitute the entire Board of

Directors of the Foundation. By virtue of their status as trustees and directors, the trustees of the Trust and the directors of the Foundation have the power to vote or direct the vote and the power to dispose or direct the disposition of the shares of our common stock owned by the Trust and the Foundation. As a result, they are also deemed to beneficially own the shares owned by the Trust and the Foundation.

(3)	According to the Schedule 13G/ A filed by Third Avenue Management LLC (“TAM”) with the Securities and Exchange Commission (the “SEC”) on March 8, 2004, the following investment companies have the right to receive dividends from, and the proceeds from the sale of, the shares our common stock indicated:

Number
Fund Name	of Shares

Third Avenue Value Fund	2,838,500
Third Avenue Small Cap Fund	337,700
Third Avenue Real Estate Value Fund	2,295,300
Third Avenue Value Portfolio of the AEGON/Transamerica Series	377,000
Third Avenue Small-Cap Value Portfolio of the Met Investors Series Trust	237,700
Third Avenue Variable Series Trust of the Third Avenue Value Portfolio	111,300
American Express Partners Small-Cap Value Fund	115,700
Touchstone Third Avenue Value Fund of the Touchstone Variable Series Trust	46,700
SunAmerica Style Select Series — Focused Multi-Cap Value Fund	531,600
SunAmerica Seasons Series Focus Value Fund	43,900

Various separately managed accounts for whom TAM acts as investment advisor have the right to receive dividends from, and the proceeds of the sale of, 1,077,878 shares of our common stock.

(4)	Includes 19,669 shares which Mr. Ainslie has the right to purchase through the exercise of options which are vested or will vest within 60 days following the date of this proxy statement and 1,500 shares of restricted stock issuable to each of our continuing outside directors in May 2004 as part of directors’ annual compensation.

(5)	Includes the number of shares directly and beneficially owned by the Trust and the Foundation as disclosed in footnote 2 above, 8,001 shares which Mr. Durden has the right to purchase through the exercise of options which are vested or will vest within 60 days following the date of this proxy statement and 1,500 shares of restricted stock issuable to each of our continuing outside directors in May 2004 as part of directors’ annual compensation.

(6)	Includes 1,500 shares of restricted stock issuable to each of our continuing outside directors in May 2004 as part of directors’ annual compensation.

(7)	Includes 1,500 shares of restricted stock issuable to each of our continuing outside directors in May 2004 as part of directors’ annual compensation.

(8)	Includes the number of shares directly and beneficially owned by the Trust and the Foundation as disclosed in footnote 2 above, 13,850 shares which Mr. Lord has the right to purchase through the exercise of options which are vested or will vest within 60 days following the date of this proxy statement and 1,500 shares of restricted stock issuable to each of our continuing outside directors in May 2004 as part of directors’ annual compensation.

(9)	Includes 6,250 shares which Ms. Marx has the right to purchase through the exercise of options which are vested or will vest within 60 days following the date of this proxy statement.

(10)	Includes 66,778 shares which Mr. Ray has the right to purchase through the exercise of options which are vested or will vest within 60 days following the date of this proxy statement.

(11)	Includes 19,913 shares which Mr. Regan has the right to purchase through the exercise of options which are vested or will vest within 60 days following the date of this proxy statement.

(12)	Includes 19,669 shares which Mr. Revell has the right to purchase through the exercise of options which are vested or will vest within 60 days following the date of this proxy statement and 1,500 shares of restricted stock issuable to each of our continuing outside directors in May 2004 as part of directors’ annual compensation.

(13)	Includes 90,835 shares which Mr. Rhodes has the right to purchase through the exercise of options which are vested or will vest within 60 days following the date of this proxy statement.

(14)	Includes 1,178,791 shares which Mr. Rummell has the right to purchase through the exercise of options which are vested or will vest within 60 days following the date of this proxy statement.

(15)	Includes 19,669 shares which Mr. Shaw has the right to purchase through the exercise of options which are vested or will vest within 60 days following the date of this proxy statement.

(16)	Includes the number of shares directly and beneficially owned by the Trust and the Foundation as disclosed in footnote 2 above, 19,669 shares which Mr. Thornton has the right to purchase through the exercise of options which are vested or will vest within 60 days following the date of this proxy statement and 1,500 shares of restricted stock issuable to each of our continuing outside directors in May 2004 as part of directors’ annual compensation.

(17)	Includes 302,227 shares which Mr. Twomey has the right to purchase through the exercise of options which are vested or will vest within 60 days following the date of this proxy statement.

(18)	Includes 19,669 shares which Mr. Uible has the right to purchase through the exercise of options which are vested or will vest within 60 days following the date of this proxy statement and 10,234 shares which Mr. Uible has the right to receive upon retirement from the Board of Directors pursuant to the non-employee directors deferred compensation plan.

(19)	Includes 1,500 shares of restricted stock issuable to each of our continuing outside directors in May 2004 as part of directors’ annual compensation.

III. Proposals

Proposal No. 1
Election of Directors

       The Board of Directors, comprised of nine members, is to be elected at this meeting. Each director elected shall hold office until the next annual meeting and the election of a successor. All of the nominees except Ms. Kesler, Mr. Walton and Dr. Herbert have served as directors since last year’s meeting. Each has agreed to be named in this proxy statement and to serve if elected. Retiring directors John D. Uible and Frank S. Shaw, Jr. will not stand for re-election.

      Vote Required. Directors must be elected by a plurality of the votes cast at the meeting. Votes withheld for any director will not be counted. See “Security Ownership of Certain Beneficial Owners, Directors and Executive Officers” on page 3 above for information on the beneficial ownership of our common stock by the nominees, and “Certain Transactions” on page 16 of this proxy statement for information on transactions between the Company and certain nominees.

Arrangements Regarding the Board of Directors

      Under the terms of our registration rights agreement with the Trust, the Trust’s right to director representation depends on its beneficial ownership of our common stock:

•	If the Trust beneficially owns at least 20% of our outstanding common stock, it is entitled to nominate two members of our Board of Directors.

•	If the Trust beneficially owns less than 20% but at least 5% of our outstanding common stock, it is entitled to nominate one member of our Board.

Three of the Trust’s trustees are currently members of our Board of Directors: Messrs. Thornton, Lord and Durden. Pursuant to a recent amendment to the registration rights agreement, the Trust directors and the Trust agreed to support the election of three additional non-Trust directors to the Board. As a result, Ms. Kesler and Mr. Walton were elected to our Board in February 2004 and Dr. Herbert was elected to our Board in March 2004. In addition, the amendment provides that on the fifth business day after the Trust’s beneficial ownership of our common stock is less than 20%, that number of Trust directors will resign from the Board so that the number of Trust directors will not exceed two.

Information About the Nominees

Michael L. Ainslie

Director since 1998
Age 60

      Mr. Ainslie, a private investor, was the President, Chief Executive Officer and a Director of Sotheby’s Holdings from 1984 to 1994. From 1980 to 1984 Mr. Ainslie was President of the National Trust for Historic Preservation. He is a Trustee of Vanderbilt University, serves as a Chairman of the Posse Foundation and also serves on the Boards of Lehman Brothers Holdings, Inc. and Artesia Technologies, a broadband software provider.

Hugh M. Durden

Director since 2000
Age 61

      Mr. Durden was the President of Wachovia Corporate Services and Executive Vice President of Wachovia Corporation from 1994 to 2000. He joined Wachovia in 1972. Mr. Durden is the representative of the corporate trustee of the Trust and a Director of the Foundation, a Trustee of the EARTH University Foundation, and Chairman of the Board of Liberty Aerospace, Inc, a general aviation manufacturer.

Adam W. Herbert, Jr.

Director since 2004
Age 60

      Dr. Herbert has been President of Indiana University since 2003. From 2001 through 2003, Dr. Herbert was Regents Professor and Executive Director of The Florida Center for Public Policy and Leadership of the University of North Florida. From 1998 through 2001, he served as Chancellor of the State University System of Florida. Dr. Herbert also served as the President of the University of North Florida from 1989 through 1998. Dr. Herbert is currently a director of Florida Banks, Inc., a bank holding company, and State Farm Florida Insurance Company.

Delores Kesler

Director since 2004
Age 63

      Ms. Kesler has been Chairman of ATS Services, Inc., a comprehensive human resource solutions company, and Chairman and CEO of Adium, LLC, a capital investment company, since 1997. Ms. Kesler is also a founder of Accustaff, Inc., now known as MPS Group, Inc., a strategic staffing, consulting and outsourcing venture from which she retired in 1997 as the Chairman and Chief Executive Officer. Ms. Kesler is also a director of PSS World Medical, Inc., a distributor of medical products.

John S. Lord

Director since 2000
Age 57

      Mr. Lord, a private investor and business consultant, retired as President of Bank of America — Central Florida in 2000. He held various positions with Bank of America and its predecessor banks for over 15 years. Mr. Lord served as the corporate trustee of the Trust from 1994 to 1997 and was appointed as an individual trustee of the Trust and a director of the Foundation in 2000.

Walter L. Revell

Director since 1994
Age 69

      Mr. Revell has been Chairman of the Board and CEO of Revell Investments International, Inc. in Coral Gables, Florida, since 1984. He was also Chairman of the Board and CEO of H. J. Ross Associates, Inc., consulting engineers and planners, from 1991 through 2002. He was President, CEO and a director of Post, Buckley, Schuh & Jernigan, Inc., consulting engineers and planners, from 1975 through 1983. He served as Secretary of Transportation for the State of Florida from 1972 to 1975. He is also a director of Rinker Group Limited, an international manufacturer and supplier of heavy building materials; International Finance Bank; Edd Helms Group, a diversified services company in electrical, air-conditioning, and data communications, and other closely-held companies, and is Chairman of the Greater Miami Foreign Trade Zone, Inc.

Peter S. Rummell

Director since 1997
Age 58

      Mr. Rummell was appointed Chairman and CEO of the Company in January 1997. From 1985 until 1996, Mr. Rummell was employed by The Walt Disney Company and served as Chairman of Walt Disney Imagineering, the division responsible for Disney’s worldwide creative design, real estate and research and development activities. Mr. Rummell was President of Disney Development Company, the community development arm of Walt Disney, from 1992 to 1994 and President of the Arvida Resort Communities Division during 1985. From 1983 until 1985, Mr. Rummell was Vice Chairman of the Rockefeller Center Management Corporation in New York City. Mr. Rummell is also a director of Progress Energy Corp., a public utility company.

Winfred L. Thornton

Director since 1968
Age 75

      Mr. Thornton was Chairman of our Board of Directors and Chief Executive Officer of the Company from 1991 to January 1997. From 1984 to 1991, he was our President and Chief Operating Officer. Mr. Thornton is a trustee of the Trust, a director of the Foundation, and a director of Florida East Coast Industries, a rail and real estate holding company.

William H. Walton, III

Director since 2004
Age 51

      Mr. Walton is a managing member of Rockpoint Group, L.L.C., a real estate investment company he co-founded in 2003. Mr. Walton is also a managing principal and co-founder of Westbrook Real Estate Partners, L.L.C., a real estate investment company formed in 1994. Mr. Walton co-chairs the management and investment committees for Westbrook’s four investment funds. Prior to 1994, Mr. Walton was a managing director of Morgan Stanley Realty, which he joined in 1979. Mr. Walton is also a director of Florida Rock Industries, Inc., a construction materials company.

Proposal No. 2

Amendment of Articles of Incorporation

       The Company was formed in 1936 as a Florida corporation. Under Florida law, shareholders of a corporation in existence prior to January 1, 1976, have preemptive rights unless the corporation’s articles of incorporation specifically terminate such rights. Since the Company’s articles of incorporation do not include such a termination provision, our shareholders currently have preemptive rights.

      Preemptive rights allow a shareholder of a corporation, in certain cases, to acquire a proportionate amount of any new shares that the corporation plans to sell, based on the shareholder’s percentage ownership of the corporation’s shares prior to the proposed sale. Preemptive rights do not apply if securities are issued other than for cash or are issued as compensation to employees, directors or agents of the Company or its subsidiaries.

      Preemptive rights provide shareholders with an opportunity to maintain their percentage ownership in the corporation, and may be beneficial in the context of a private corporation. However, in the case of publicly held corporations like the Company, preemptive rights are not feasible. Unlike private companies, public corporations normally have a large number of shareholders who are constantly changing. It would be time-consuming and costly to notify each shareholder of a public corporation of each proposed sale of securities by the corporation and of the shareholder’s right to acquire a proportionate number of the shares proposed to be sold. Accordingly, the existence of preemptive rights would make it extremely difficult for the Company to issue equity securities for cash, reducing our access to the public and private capital markets.

      Accordingly, the Board of Directors believes it is in the Company’s best interests to amend the articles of incorporation to eliminate our shareholders’ preemptive rights.

      Vote Required. The proposal to amend our articles of incorporation will require the approval by a majority of the votes cast by the holders of the shares of common stock voting in person or by proxy at the meeting. Broker Non-Votes and abstentions will have no effect on the vote, assuming the presence of a quorum.

      The Board recommends the shareholders vote FOR the amendment of the Company’s articles of incorporation to eliminate shareholders’ preemptive rights.

Proposal No. 3

Ratification of Independent Auditors

       The Audit Committee has appointed the firm of KPMG LLP to audit the consolidated financial statements for the Company for the 2004 fiscal year.

      Vote Required. The proposal to ratify the appointment of KPMG LLP will require the approval by a majority of the votes cast by the holders of the shares of common stock voting in person or by proxy at the meeting.

      General Information About KPMG. KPMG LLP has been the Company’s independent auditors since 1990. It is expected that a representative of KPMG LLP will be present at the meeting to answer shareholders’ questions and will be given an opportunity to make a statement. For more information regarding KPMG’s 2003 engagement by the Company, see “Independent Auditor Information” below on page 16.

      The Board recommends the shareholders vote FOR ratification of KPMG LLP as the Company’s independent auditors for the 2004 fiscal year.

Other Matters

       The Board of Directors does not know of any other business to be presented at the meeting. If, however, any other matters come before the meeting, it is the intention of the proxies to vote pursuant to the proxy in accordance with their own judgment in such matters.

IV. Corporate Governance and Related Matters

Governance Principles and Policies

      Our Board of Directors has adopted corporate governance principles to provide, along with the charters of the Board committees, a framework for the governance and management of the Company in accordance with high ethical standards and in recognition of its responsibilities to various constituencies. These principles are intended to reflect the Board’s long-standing commitment to the ethical conduct of the Company’s business in compliance with the letter and the spirit of applicable laws, regulations and accounting principles. Recognizing that corporate governance is subject to on-going and energetic debate, the Board intends to review these principles and other aspects of the Company’s governance at least annually. The corporate governance principles address the role of the Board of Directors, the composition of the Board, Board leadership, the functioning of the Board, the committees of the Board, and ethics and conflicts of interest. These principles specifically provide that two-thirds of the members of the Board must be outside directors who meet the independence criteria established by the New York Stock Exchange (the “NYSE”) and that no more than one member of the Board will be an employee of the Company unless the Board, in its discretion, determines that an additional employee-director would facilitate the Company’s succession plan.

      The top priority of our Board of Directors is the ethical management of the Company for profitable, long-term growth. To that end, the Board has adopted corporate governance policies to align management and shareholder interests. Some of the more noteworthy of these corporate governance policies include:

•	The Company does not make loans to directors or executive officers.

•	The Company does not reprice options.

•	The Governance and Nominating Committee annually evaluates the performance of the Board, its Committees and each of the directors.

•	The chair of the Governance and Nominating Committee serves as the Company’s lead director and chairs board executive sessions in which members of management are not present.

•	While we encourage employees to own Company stock through their retirement plans, the plans allow employees to diversify their vested holdings.

•	The directors and executive officers as well as the Company may not trade in the Company’s securities during any “blackout period” in which participants in the Company’s individual account plans (e.g., 401(k) plan, JOEshare Plan, etc.) are not permitted to trade their shares of Company stock held in such plans.

Code of Conduct

      Our Board of Directors has also adopted a code of conduct applicable to all directors, officers and employees. It was adopted to reinvigorate and renew our commitment to the Company’s longstanding standards for ethical business practices. The code of conduct provides that it is our policy that our business be conducted in accordance with the highest legal and ethical standards. Our reputation for integrity is our most important asset and each employee and member of the Board of Directors is expected to contribute to the care and preservation of that asset. Our code of conduct addresses a number of issues, including conflicts of interest, corporate opportunities, protection of company assets, confidentiality, insider trading, accounting matters, record keeping, working with governments, antitrust, legal compliance and fair dealing. Under our corporate governance principles, no waiver of any ethics policy is permitted for directors and executive officers.

      Our corporate governance principles and our code of conduct are available on our website at www.joe.com. Please note that the information on our website is not incorporated by reference in this proxy statement.

The Board and Its Committees

      At least two-thirds of our Board of Directors is independent in accordance with our corporate governance principles and the rules of the NYSE. The Board met ten times in 2003. Each member of the Board of Directors attended at least 75% of the meetings of the Board and committees on which he served in 2003. Non-management directors meet regularly in executive sessions without management. In accordance with our corporate governance principles, the Chairman of the Governance and Nominating Committee presides as lead director during such sessions. As a general matter, Board members are expected to attend our annual meetings. At our 2003 annual meeting, all members of the Board and nominees for election to the Board were present.

      In August 2002, the Board established a Special Committee to review the independence of the members of the Board. The Special Committee retained independent counsel. After an extensive review of all transactions between each director or any member of his immediate family and the Company, the Board determined in May 2003 that all of the then members of the Board of Directors other than Peter Rummell, the Company’s Chairman and Chief Executive Officer, were independent in that they have no material relationships with the Company, either directly or indirectly. In its review, the Special Committee considered the significant amount of our common stock owned by the Trust and the Foundation and determined that the Trust and the Foundation were independent from management and that their stock ownership alone did not bar an independence finding. The Special Committee identified no other material relationships between the outside directors and the Company. In February 2004, the Governance and Nominating Committee, in making its recommendations of Board nominees, again reviewed the independence of the nominees. Based on its recommendations, the Board determined that all of the nominees, other than Mr. Rummell, are independent as required by the NYSE in that they have no material relationships with the Company, either directly or indirectly. Furthermore, the Board determined that the Trust and the Foundation are independent from management and that their stock ownership alone did not bar an independence finding.

      The Board has four standing committees, as described below. The charters for the committees are available on our website at www.joe.com. Please note that the information on our website is not incorporated by reference in this proxy statement.

          Governance and Nominating Committee

      In 2003, the Board established the Governance and Nominating Committee. The members of the Governance and Nominating Committee in 2003 were Hugh M. Durden (Chairman), Herbert H. Peyton, Walter L. Revell and John D. Uible. Mr. Peyton resigned in January 2004. As of February 2004, the committee members are Hugh M. Durden (Chairman), Michael L. Ainslie, Walter L. Revell, Winfred L. Thornton and John D. Uible,

each of whom is independent as required by the NYSE. The Governance and Nominating Committee met four times in 2003. The primary functions of the Governance and Nominating Committee are to:

•	identify qualified individuals to become Board members;

•	determine the composition of the Board and its committees;

•	develop a process to assess Board effectiveness;

•	develop and implement the Company’s corporate governance principles; and

•	otherwise take a leadership role in shaping the corporate governance of the Company.

      In fulfilling its duty to recommend nominees for election as directors, the committee considers, among other things, the following criteria: strength of character, mature judgment, highest personal and business ethics, integrity and values, commitment, intelligence, independence, objectiveness, financial knowledge and experience, a strong connection with Florida, and diversity (in the broadest sense).

      Ms. Kesler, Dr. Herbert and Mr. Walton joined our Board of Directors in 2004. Ms. Kesler and Mr. Walton were identified as candidates for directors by recommendations from other non-management members of our Board of Directors; Dr. Herbert was identified by the management member of our Board. These Directors were selected after extensive discussions and consideration by the Governance and Nominating Committee and the Board of Directors, which generated a list of potential candidates for consideration. From these potential candidates, seven prospects were identified and interviewed in each case by at least two members of the Governance and Nominating Committee, the Corporate Secretary and members of senior management. No third-party search firms were engaged to identify director candidates.

      The Governance and Nominating Committee would consider qualified candidates for directors suggested by our shareholders. To date, no such suggestions have been received. Shareholders can suggest qualified candidates for director by writing to our Corporate Secretary at 245 Riverside Avenue, Suite 500, Jacksonville, FL 32202. Submissions that meet the criteria outlined above and in the committee charter will be forwarded to the Chairman of the Corporate Governance and Nominating Committee for further review and consideration.

          Audit Committee

      The members of the Audit Committee in 2003 were Walter L. Revell (Chairman), John S. Lord, Frank S. Shaw, Jr., and Winfred L. Thornton. As of February 2004, the committee members are Walter L. Revell (Chairman), Delores Kesler, Frank S. Shaw, Jr. and William H. Walton, III. Each of the committee members is independent as required by the NYSE. The Audit Committee met ten times in 2003. The primary functions of the Audit Committee are to:

•	engage, appoint, evaluate, compensate and replace the independent auditors, and review and approve in advance all audit, audit related and permitted non-audit services performed by the independent auditors;

•	provide independent and objective oversight of the Company’s accounting functions and internal controls and monitor the objectivity of the Company’s financial statements; and

•	review our critical accounting policies, our annual and quarterly reports on Forms 10-K and 10-Q, and our earnings releases before they are published.

      The principal responsibilities of the Audit Committee are governed by the Audit Committee charter. The Board has determined that:

•	each current member of the Audit Committee is financially literate and independent as required by the rules of the SEC and the NYSE; and

•	Walter L. Revell is an audit committee financial expert, as defined by the rules of the SEC.

      See “Audit Committee Report” on page 15 below for more information on the responsibilities of the Audit Committee.

          Compensation Committee

      The members of the Compensation Committee in 2003 were Michael L. Ainslie (Chairman), Hugh M. Durden, Herbert H. Peyton and John D. Uible. Mr. Peyton resigned in January 2004. As of February 2004, the committee members are Michael L. Ainslie (Chairman), Hugh M. Durden, Delores Kesler, John S. Lord and John D. Uible, each of whom is independent as required by the NYSE. The Compensation Committee met seven times in 2003. The functions of the Compensation Committee are to recommend, subject to full Board approval, compensation and benefits for the Company’s executive officers, and to supervise the administration of all employee benefit plans.

      See “Compensation Committee Report” on page 30 below for more information regarding the responsibilities of the Compensation Committee.

          Finance Committee

      The members of the Finance Committee in 2003 were John S. Lord (Chairman), Michael L. Ainslie, Frank S. Shaw, Jr., and Winfred L. Thornton. As of February 2004, the committee members are John S. Lord (Chairman), Frank S. Shaw, Jr., Winfred L. Thornton and William H. Walton, III. The Finance Committee met four times in 2003. The functions of the Finance Committee are to:

•	monitor the present and future capital requirements of the Company;

•	review the Company’s business plan; and

•	review and provide guidance to the Board and management about proposals concerning major investment and financial policies of the Company.

Contacting the Board of Directors

      Any shareholder who desires to contact any member of the Board of Directors may do so electronically by sending an e-mail to the following address: directors@joe.com. Alternatively, a shareholder may contact the members of the Board by writing to: Board of Directors, The St. Joe Company, 245 Riverside Avenue, Suite 500, Jacksonville, FL 32202. A shareholder may also contact the Board by telephone at 800-571-4840 or 904-301-4272. Communications received are distributed by the Corporate Secretary to the members of the Board as appropriate depending on the facts and circumstances outlined in the communica-

tion received. For example, any complaints regarding accounting, internal accounting controls and auditing matters would be forwarded by the Corporate Secretary to the Chairman of the Audit Committee for review.

Directors’ Compensation

          2003

      In 2003, each non-employee Director received an annual retainer of $25,000, a Board or committee meeting fee of $1,500 per day and a telephone meeting fee of $500 per meeting. The Chairman of the Audit Committee received an additional annual retainer of $12,500. Each member of the Audit Committee received an additional annual retainer of $4,000, and each Chairman of any other standing committee received an additional annual retainer of $5,000. All Directors were reimbursed for transportation and their reasonable out-of-pocket expenses incident to attendance at Board and committee meetings.

      Under the deferred compensation plan for non-employee Directors, a participating Director may elect to defer all or part of his fees in cash or stock unit accounts. Cash in the accounts earns interest at the rate approved by the Compensation Committee (7% for 2003). Directors’ deferred compensation accounts are payable in cash or stock, at the Director’s election, upon retirement from the board. Messrs. Uible and Durden were the only Directors actively participating in the plan in 2003.

      Each non-employee Director was granted an annual option to purchase 4,000 shares of the Company’s common stock on the date of our annual meeting. Messrs. Ainslie, Durden, Lord, Peyton, Revell, Shaw, Thornton and Uible received grants under this Plan in 2003. Each option grant had a ten-year term, vested in equal installments over three years, and permitted the holder to purchase shares at the fair market value of our common stock on the date of the grant. The exercise price of options granted in 2003 was $30.00.

      Non-employee directors were also able to participate in our health insurance plan at their expense. Mr. Ainslie was the only director who elected to participate in this plan in 2003.

          2004

      In 2004, each non-employee director will receive an annual retainer of $50,000. No meeting fees will be paid. The Chairmen of the Finance, Compensation and Governance and Nominating Committees will receive an additional annual retainer of $5,000, and the Chairman of the Audit Committee will receive an additional annual retainer of $10,000. Each non-employee director will be granted annually 1,500 shares of restricted stock, with restrictions lapsing upon the earlier of the fifth anniversary of grant or the director’s retirement from the Board. Beginning in 2005, non-employee directors may elect to receive their annual retainer, in 25% increments, in the form of restricted stock having a value equal to 1.25 times the cash retainer. For example, if a director elected to receive the full $50,000 retainer in the form of restricted stock, he or she would receive $62,500 of restricted stock. Directors may no longer elect to defer fees into cash or stock unit accounts under the deferred compensation plan described above.

      Health insurance coverage continues to be available for directors at their expense.

Audit Committee Information

          Audit Committee Report

      The role of the Audit Committee is to provide independent and objective oversight of the Company’s accounting functions and internal controls and to monitor the objectivity of the Company’s financial statements.

      In the performance of its oversight function, the committee has reviewed and discussed the audited financial statements with management and our independent auditors, KPMG LLP. The committee has also discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as currently in effect, issued by the American Institute of Certified Public Accountants. The committee has received the written disclosures and the letter from KPMG LLP required by Independent Standards Board No. 1, Independence Discussions with Audit Committees, as currently in effect and has discussed the independence of KPMG LLP with such auditors. Finally, the committee has received confirmation from management with respect to non-audit services provided by KPMG LLP to the Company and has considered whether the provision of non-audit services by the independent auditors to the Company is consistent with maintaining the auditor’s independence.

      All members of the Audit Committee are financially literate under applicable NYSE rules, and Walter L. Revell is an audit committee financial expert as defined by the rules of the SEC. As described in the Audit Committee charter, the committee’s responsibility is one of oversight. Members of the committee rely on the information provided to them and on the representations made by management and the independent auditors.

      Based on the review and discussions described in this report, and subject to the limitations on the role and responsibilities of the committee referred to above and in the Audit Committee charter, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003, filed with the SEC.

Submitted by the Audit Committee:
Walter L. Revell, Chairman
Frank S. Shaw, Jr.
Delores Kesler
William H. Walton, III

          Engagement of the Independent Auditor

      The Audit Committee is responsible for approving every engagement of KPMG LLP to perform audit or permitted non-audit services on behalf of the Company or any of its subsidiaries before KPMG LLP is engaged to provide those services, subject to the de minimis exceptions permitted by the rules of the SEC.

          Independent Auditor Information

      The following table sets forth fees billed to the Company by KPMG LLP during 2003 and 2002. All fees described below were approved by the Audit Committee in accordance with the Company’s pre-approval policy.

	2003	2002

Audit Fees(1)	$643,841	$551,879
Audit Related Fees(2)	120,194	47,500
Tax Fees(3)	221,819	383,110
All Other Fees	—	—

Total Fees	$985,854	$982,489

(1)	Audit fees include all fees and out-of-pocket expenses incurred for the annual audit and quarterly reviews of the Company’s consolidated financial statements as well as services provided in connection with registration statements and other SEC filings.

(2)	Audit related fees consist primarily of assistance in documenting internal control procedures over financial reporting and audits of employee benefit plans.

(3)	Consists of fees for tax compliance and tax consultation services.

Certain Transactions

      Hugh M. Durden, John S. Lord and Winfred L. Thornton are trustees of the Trust and also serve as directors of the Foundation and the Company. Herbert H. Peyton, who retired from the Board in January 2004, is also a trustee of the Trust and a director of the Foundation.

      John S. Lord is a consultant to the law firm of Foley & Lardner. The firm provides legal services to us in the ordinary course of business and in accordance with our established policies for the retention of outside counsel.

      Wachovia Bank, N.A., a subsidiary of Wachovia Corporation, is a corporate trustee of the Trust. Hugh M. Durden, our director, is the representative of the corporate trustee. Wachovia Bank, N.A. provides financing, at market rates, for some of our joint venture projects. In addition, under our Second Amended and Restated Credit Agreement, dated February 7, 2002, as amended, Wachovia Bank, N.A., as successor to First Union National Bank, is the administrative agent for the various lenders and is one of the lenders. We paid Wachovia Bank fees of approximately $854,500 during 2003 under this credit facility.

      Pursuant to our registration rights agreement with the Trust, dated December 16, 1997, as amended, the Trust may require us to file up to two additional registration statements for the sale of shares of our common stock beneficially owned by the Trust, subject to specified limitations. In addition, the Trust has unlimited “piggy-back” registration rights under the registration rights agreement, which means the Trust may require us to register its shares of common stock when we file a registration statement to cover the sale of common stock by us or other shareholders. Under the registration rights agreement, we bear the expenses of all demand registrations other than the last demand, except the Trust will pay its own underwriting discounts and commissions, the fees and expenses of the Trust’s legal counsel and financial advisors and some other incidental expenses. The Trust will pay all of the expenses of the last demand registration. In the event that a future demand registration covers less than 10% of the outstanding common stock, the Trust will also pay the SEC and NASD filing fees relating to the registration. In 2003, we filed two registration statements for the sale of shares by the Trust and completed one underwritten offering of 10,350,000 shares by the Trust for a total cost paid by the Company of approximately $250,000. The net proceeds to the Trust from this offering were approximately $311 million. The registration rights agreement also provides that the Trust has rights to director representation based on its beneficial ownership of our common stock. For a description of these rights, see “Arrangements Regarding the Board of Directors” on page 6 of this proxy statement.

      Beginning in December 2000 for an initial 90-day term and for additional 90-day terms from time to time (currently through May 7, 2004), the Trust and the Foundation have agreed to participate in our share repurchase program. Pursuant to this agreement, the Trust or the Foundation sells to us each Monday the number of shares equal to a share multiplier times the amount of shares we purchased from the public during the previous week at a price equal to the volume weighted average price, excluding commissions, paid by us for shares purchased from the public during that week. However, the Trust and the Foundation are not required to sell shares if that week’s volume weighted average price of shares repurchased by us from the public is below a floor price. Effective February 6, 2004, the share multiplier decreased from 0.47 to 0.46 and the floor price increased to $37.00 from $30.00 per share, which had been in effect since November 6, 2003. During 2003, we purchased 1,085,374 shares of our common stock from the Trust and the Foundation under this agreement for an aggregate purchase price of approximately $32.7 million.

      On February 18, 2003, our Board authorized us to sell Lot 10 in our WaterSound community to Kevin M. Twomey, our President, Chief Operating Officer and Chief Financial Officer, for $1.1 million, which was the price at which the lot was offered to the public. Mr. Twomey’s purchase is subject to a maximum 5% rebate, payable ratably over three years so long as Mr. Twomey continues to own the property, consistent with our employee real estate purchase policy available to all employees.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors, executive officers and beneficial owners of more than 10% of the Company’s common stock to file reports with the SEC and the NYSE reporting ownership of and transactions in common stock and to furnish copies of the reports to the Company.

      Based solely on a review of the reports and related information furnished to the Company, the Company believes all filing requirements were complied with in a timely manner during 2003 except for seven reports that were inadvertently filed late by Mr. Durden relating to ten transactions and twelve reports that were inadvertently filed late by Mr. Uible relating to fifteen transactions. Each of these transactions related to the periodic issuance of restricted stock units (at an average of 44 and 66 units per transaction for Messrs. Durden and Uible, respectively) in lieu of cash dividends and Board fees under the directors’ deferred compensation plan. Messrs. Durden and Uible mistakenly believed, based on incorrect legal advice, that these transactions were exempt from current reporting requirements.

Shareholders Proposals for the 2005 Annual Meeting

      You may submit proposals on matters appropriate for shareholder action. These proposals must be made in accordance with the rules of the SEC and with our Bylaws. A proposal for the 2005 Annual Meeting of Shareholders must be received by the Secretary of the Company at the address shown on the first page of this proxy statement as follows:

1. Pursuant to the Company’s Bylaws, a proposal other than a director nomination must be received no sooner than November 15, 2004, and no later than December 14, 2004, to be eligible to be presented from the floor for vote at the meeting (but not included in the Company’s 2005 proxy statement),

2. Pursuant to the Company’s Bylaws, a nomination of a person for election to the Board of Directors must be received no later than January 13, 2005, to be eligible to be presented from the floor for vote at the meeting (but not included in the Company’s 2005 proxy statement), or

3. Pursuant to the rules of the SEC, the proposal must be received by December 14, 2004, to be eligible for inclusion in the Company’s 2005 proxy statement.

V. Executive Compensation and Other Information

Executive Compensation

      The following table sets forth the annual compensation for the past three years of our chief executive officer and our five other most highly compensated executive officers (the “named executive officers”).

Summary Compensation Table

					Long Term Compensation

					Awards		Payouts

		Annual Compensation			Restricted	Securities
					Stock	Underlying		All Other
Name and				Other Annual	Awards	Options/	LTIP	Compensation
Principal Position	Year	Salary ($)	Bonus ($)	Compensation(2)	($)(3)	SARs (#)	Payouts ($)	($)(4)

Peter S. Rummell	2003	761,796	1,089,000	94,958	10,121,568	0	0	30,537
Chairman and	2002	740,850	1,274,000	10,000	0	250,000	0	33,641
Chief Executive Officer	2001	715,800	1,140,000	4,825	0	0	0	34,198

Kevin M. Twomey	2003	528,298	680,000	116,729	8,097,261	0	2,307,692	55,590
President, COO	2002	513,775	870,000	24,400	0	150,000	0	23,837
and CFO	2001	496,400	712,000	24,400	0	180,000	0	23,059

Robert M. Rhodes	2003	400,374	401,000	14,400	0	75,000	0	14,931
Executive Vice	2002	389,367	470,000	14,472	0	75,000	0	15,728
President	2001	376,200	420,000	14,712	0	115,000	0	15,886

Christine M. Marx(1)	2003	185,577	205,000	95,503	37,107	65,000	0	6,000
General Counsel

and Corporate Secretary

Michael N. Regan	2003	245,205	140,000	14,500	35,046	20,000	0	8,838
Senior Vice	2002	238,464	174,000	14,200	376,250	20,000	0	9,054
President — Planning	2001	230,400	160,000	16,485	0	0	0	8,977
and Finance

Jerry M. Ray	2003	243,609	215,000	25,408	35,046	0	0	9,999
Senior Vice	2002	236,212	153,000	25,360	18,970	0	0	8,821
President — Corporate Communications	2001	228,900	166,000	17,712	0	20,000	0	8,955

(1)	Ms. Marx joined the Company on March 24, 2003.

(2)	Amounts disclosed in this column include personal benefits paid to the named executive officers, including those set forth in the table below. The Company permits Messrs. Rummell and Twomey to use the corporate airplane for personal purposes for approximately 60 hours of flight time annually, and requires reimbursement of the cost associated with such personal use in accordance with the methodology set forth in the Treasury Regulations prescribed for federal income tax purposes.

			Financial	Airplane
Name	Year	Automobile ($)	Planning ($)	Use ($)	Relocation ($)

Peter S. Rummell	2003	—	—	94,958	—
	2002	—	10,000	—	—
	2001	—	4,825	—	—

Kevin M. Twomey	2003	14,400	10,000	78,326	—
	2002	14,400	10,000	—	—
	2001	14,400	10,000	—	—

Robert M. Rhodes	2003	14,400	—	—	—
	2002	14,400	—	—	—
	2001	14,400	—	—	—

Christine M. Marx	2003	9,258	3,000	—	83,245

Michael N. Regan	2003	13,200	1,300	—	—
	2002	13,200	1,000	—	—
	2001	13,200	1,000	—	—

Jerry M. Ray	2003	13,200	9,165	—	—
	2002	13,200	10,000	—	—
	2001	13,200	2,000	—	—

(3)	Consists of the value of restricted stock awards based on the closing price of our common stock on the date of grant. In 2003, Messrs. Regan and Ray received 1,100 and 700 restricted shares, respectively, vesting in three equal annual installments beginning on the first anniversary of the grant date. In March 2004, Ms. Marx and Messrs. Regan and Ray received 900, 850 and 850 restricted shares, respectively, vesting in two equal installments on the second and third anniversaries of the grant date. Vesting on all shares of restricted stock may accelerate in the event of death, disability or certain circumstances involving a change in control. All restricted shares have the same dividend and voting rights as other shares of common stock. For a description of the restricted shares awarded to Messrs. Rummell and Twomey, see “Employment Contracts and Change in Control Agreements” on page 27 of this proxy statement.

The total number and value of shares of restricted stock held by each of the named executive officers at December 31, 2003 are as follows, based on the closing price of our common stock as of such date ($37.29):

	Restricted Shares	Aggregate Value

Peter S. Rummell	303,951	$11,334,332
Kevin M. Twomey	272,299	$10,154,029
Robert M. Rhodes	0	$0
Christine M. Marx	0	$0
Michael N. Regan	13,100	$488,499
Jerry M. Ray	700	$26,103

(4)	Amounts disclosed in this column represent our employer match contributions to the 401(K) plan and the deferred capital accumulation plan, as itemized below for 2003:

	401(k) ($)	DCAP ($)
Name	(Match Only)	(Match Only)

Peter S. Rummell	6,000	24,537
Kevin M. Twomey	6,000	49,590
Robert M. Rhodes	6,000	8,931
Christine M. Marx	6,000	0
Michael N. Regan	6,000	2,838
Jerry M. Ray	6,000	3,999

Stock Options

      The following table contains information about stock options granted in 2003 to the named executive officers. No options were granted to Messrs. Rummell, Twomey and Ray in 2003.

Option Grants in 2003

	Individual Grants

		Percent of
		Total
		Options
	Number of	Granted
	Securities	to			Hypothetical
	Underlying	Employees	Exercise or		Value at
	Options	in Fiscal	Base Price	Expiration	Grant Date
Name	Granted	Year	($/Sh)(1)	Date	($)(2)

Robert M. Rhodes	75,000	6%	32.65	8/18/2013	666,000
Christine M. Marx	25,000	2%	27.43	3/24/2013	223,000
	40,000	3%	32.65	8/18/2013	355,000
Michael N. Regan	20,000	2%	32.65	8/18/2013	177,600

(1)	The exercise price of each option is equal to the closing price of our common stock on the day preceding the date of the grant. The options granted in 2003 become exercisable at the rate of 25% per year beginning on the first anniversary of the grant date. If, however, the executive officer dies or becomes disabled, a change in control occurs, or, in the case of Mr. Rhodes, a qualifying termination of employment, as defined under his severance agreement, occurs, his or her outstanding options become immediately exercisable in full. If the executive officer is terminated for cause, the Compensation Committee may revoke all or any part of the options granted, regardless of vesting.

(2)	The estimated present value at grant date of each option granted during 2003 has been calculated to be $8.92 for options with an exercise price of $27.43 and $8.88 for options with an exercise price of $32.65, in each case using the Black-Scholes option pricing model. The valuation is based upon the following assumptions:

•	estimated time until exercise of 7 years;

•	a risk-free interest rate of 3.56%;

•	a volatility rate of 23.33%; and

•	a dividend yield of 1.47%.

      The approach used in developing the assumptions upon which the Black-Scholes valuation was calculated is consistent with the requirements of Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation.” The actual value of the options may be significantly different, and the value actually realized, if any, will depend upon the excess of the market value of the common stock over the option exercise price at the time of exercise.

      The following table contains information concerning stock options exercised by the named executive officers in 2003.

Aggregated Stock Options/ Exercises in 2003 and

Options/Values as of Year End 2003

			Number of Securities
			Underlying Unexercised		Value of Unexercised
			Options as of		In-the-Money Options as of
	Shares	Value	December 31, 2003		December 31, 2003(2)
	Acquired on	Realized
Name	Exercise(#)	($)(1)	Exercisable	Unexercisable	Exercisable	Unexercisable

Peter S. Rummell	1,563,508	27,441,144	1,178,791	187,500	27,476,553	1,554,375
Kevin M. Twomey	333,088	3,983,604	82,500	451,397	715,875	6,529,849
Robert M. Rhodes	79,475	937,646	47,500	246,670	414,188	2,191,465
Christine M. Marx	0	0	0	65,000	0	432,100
Michael N. Regan	20,000	220,751	15,537	43,752	264,898	397,441
Jerry M. Ray	27,000	375,965	55,522	19,256	844,700	302,563

(1)	The “value realized” is the difference between the total purchase price of the shares of common stock underlying the options exercised and the market value on the date of exercise of the shares acquired.

(2)	An option is “in-the-money” if the exercise price is below the market price of the shares of our common stock covered by the option on December 31, 2003. The value of “in-the-money” options held as of December 31, 2003, is the difference between the aggregate purchase price of all options held and the market value of the shares covered by the options as of December 31, 2003 ($37.29 per share).

Retirement Benefits

      We maintain a pension plan, a 401(k) plan and an employee stock purchase plan covering substantially all of our employees. These plans do not discriminate in favor of directors or executive officers in the nature or level of benefits provided to participants. In addition, we maintain a supplemental executive retirement plan (“SERP”) and a deferred capital accumulation plan (“DCAP”). The administrator of these plans has the discretion to adopt amendments, so long as the aggregate incremental cost of each amendment does not exceed $1,000,000.

          Pension Plan and SERP

      Pension Plan. Our pension plan is intended primarily to provide retirement benefits for our employees. The pension plan is a fully-funded cash balance plan covering all of our employees who have attained age 21 and completed one year of service during which they have completed at least 1,000 hours of service. Each year, all active participants’ accounts are credited with a percentage (8%-12%) of the participant’s compensation, based on the participant’s age at the beginning of the year. In addition, all participants’ accounts are credited with interest based upon the 30-year US treasury bond rate (4.92% for 2003). Pension benefits are payable at or after termination of employment or death, and are not reduced by social security or other benefits received by the participant.

      In 2001, 2002 and 2003, the Compensation Committee approved a transfer of a portion of the pension plan’s surplus assets to the Company’s health plan to offset the cost of retiree health benefits. This transfer is made in accordance with all applicable laws, including the legal requirement that the plan fully vest all participants employed at any time during the one year prior to the date of the transfer (normally, vesting requires 5 years of service).

      In 2001, 2002 and 2003, the Compensation Committee also approved amendments to the pension plan adding special credits for qualified executives. These special credits are conditioned upon the qualified executives’ waiver of an equivalent amount of his or her vested SERP benefits, and for 2002 and 2003 only, DCAP benefit. The special credits are also conditioned upon the pension plan’s receipt of approval by the Internal Revenue Service (“IRS”), which is currently pending. The amounts credited in 2003 to the named executive officers’ pension accounts (and waived under the SERP and DCAP) were: Peter S. Rummell, $179,762; Kevin M. Twomey, $147,564; Robert M. Rhodes, $176,934; Christine M. Marx, $0; Michael N. Regan, $248,053; and Jerry M. Ray, $62,778.

      SERP. The SERP is designed to supplement the pension plan by providing designated executives with benefits which have been lost due to IRS restrictions on the amount of compensation which can be taken into account under a qualified pension plan ($200,000 for 2003). The percentage of compensation credited to the SERP is the same as the pension plan, except that a higher percentage (14%-18.25%) is paid to Tier 1 participants over age 45. SERP accounts earn the same interest as pension accounts. A participant vests in his or her SERP account at the rate of 10% per year of service, with full vesting upon death, disability, or attainment of age 62 while still employed by the Company. The chief executive officer and a designated group of persons directly reporting to the chief executive officer or President (generally, Tier 1 participants) are entitled to full vesting at age 55 if they were in the SERP prior to 2000. For all other participants joining the SERP prior to 2000, their SERP account fully vests upon attainment of age 55 and completion of 5 years of service.

      All of the named executive officers except Ms. Marx are Tier 1 participants who joined the SERP prior to 2000 and, of those who joined prior to 2000, all except Mr. Ray have attained age 55 which means they are fully vested in their SERP accounts. Mr. Ray is 33% vested in his SERP account, due to his waiver of the portion of his vested SERP account equal to the special credits he received under the pension plan. Ms. Marx is entitled to full vesting after completion of ten years of service or at age 62, regardless of years of service. Ms. Marx is 0% vested in her SERP account.

      The following table shows the projected balances that would be payable under the pension plan and SERP for the named executive officers, at age 65. For each executive, the projected lump sum is equal to the sum of the projected cash balances in the pension plan and the SERP. The projected cash balance starts with the January 1, 2004, cash balance and grows through base credits and interest credits, credited as of the last day of each plan year.

      We made the following assumptions for the table:

•	total earnings will remain constant (excluding long-term incentive payments)

•	interest credited on the account balance will be 5% per year

•	base credits will be calculated at 14% of eligible compensation for officers age 45-54 years and 18.25% of eligible compensation for officers age 55 years and above.

Projected Pension Plan and SERP Benefits

Peter S. Rummell	$4,856,360
Kevin M. Twomey	$3,924,802
Robert M. Rhodes	$1,372,079
Christine M. Marx*	$1,049,868
Michael N. Regan	$1,316,396
Jerry M. Ray	$1,665,156

*	Reflects annualized 2003 eligible compensation. Because Ms. Marx has not been employed with the Company for a full annual compensation cycle, her projected earnings exclude probable future components of income.

          401(k) Plan and DCAP

      401(k) Plan. We offer a 401(k) plan to all of our employees (except temporary, seasonal and on-call employees) who are at least age 21 and reach the first of the month following 90 days of employment. Participants may elect to defer any whole percentage of their eligible compensation and have the Company contribute it to the 401(k) plan. We match 50% of the first 6% of each participant’s deferrals. Participants’ accounts are increased or decreased by the earnings or losses of their individually-directed investments. Investments offered under the plan cover a wide range of risk levels and include company stock and individual brokerage accounts. Investments in Company stock are neither required nor encouraged. The 401(k) plan allows participants to borrow or take hardship distributions from their accounts. 401(k) benefits are payable at death, termination of employment, disability, retirement or after attainment of age 59 1/2. In 2003, we contributed employer matches on behalf of the named executive officers as set forth in footnote 2 in the Summary Compensation Table.

      DCAP. The DCAP is designed to supplement the 401(k) plan by allowing designated executives the ability to defer eligible compensation that they could not defer to the 401(k) plan because of IRS restrictions on the amount of compensation which can be taken into account under a qualified 401(k) plan ($200,000 for 2003). The DCAP limits employee deferrals to up to 75% of bonuses and up to 50% of eligible compensation other than bonuses. We then match 25% of the first 6% of each participant’s deferrals which were made from eligible compensation in excess of the IRS annual compensation limit. Participants’ accounts are credited with interest at the rate approved each year by the Compensation Committee (7.0% for 2003). DCAP benefits may be paid at termination of employment, death, change in control, or while still employed if the participant pays an 8.6% penalty. During 2001, a special one-time irrevocable election was offered for participants to elect to have a distribution paid to them on a specific date on or after January 1, 2005. In 2003, we contributed employer matches on behalf of the named executive officers as set forth in footnote 3 in the Summary Compensation Table.

Employee Stock Purchase Plan

      We offer an employee stock purchase plan (“JOEshare”) to employees, other than temporary or seasonal employees, who reach the first of the month following 90 days of employment. Prior to January 1, 2003, employees who work less than 20 hours per week were also excluded from participation. JOEshare gives each of our eligible employees the opportunity to acquire an ownership interest in the Company. Through JOEshare, employees may purchase any dollar amount up to $25,000 per year of our common stock for 85% of the fair market value at the time of the purchase. Participants generally may not transfer or pledge shares of our common stock for six months after the purchase, except upon death or termination of employment.

Executive Officers

      Peter S. Rummell, 58, joined us in January 1997 as Chairman and Chief Executive Officer. From 1985 until 1996, Mr. Rummell was employed by The Walt Disney Company. His most recent position with Disney was as Chairman of Walt Disney Imagineering, the division responsible for Disney’s worldwide creative design, real estate and research and development activities. Mr. Rummell also served as President of Disney Development Company, the community development arm of Walt Disney, from 1992 to 1994 and as President of the Arvida Resort Communities Division during 1985. From 1983 until 1985, Mr. Rummell was Vice Chairman of the Rockefeller Center Management Corporation in New York City. Mr. Rummell is also a director of Progress Energy Corp., a public utility company.

      Kevin M. Twomey, 58, joined us in January 1999 as President and Chief Financial Officer and was appointed Chief Operating Officer in February 2000. Prior to joining us, Mr. Twomey was Vice Chairman of the Board of Directors and Chief Financial Officer of H.F. Ahmanson & Company and its principal subsidiary, Home Savings of America. Prior to joining Ahmanson in 1993, Mr. Twomey was Chief Financial Officer at First Gibraltar Bank, a company held by MacAndrews and Forbes Holdings of New York. Mr. Twomey also held management positions with MCorp and Bank of America. Mr. Twomey is a director of PartnerRe, Ltd., an international reinsurance group.

      Robert M. Rhodes, 61, joined us in February 1997 as Senior Vice President and General Counsel. He has been our Executive Vice President since February 1999 and was our General Counsel until March 2003. Prior to joining us, Mr. Rhodes was a partner in the law firm of Steel Hector and Davis L.L.P., concentrating in real estate and land development. From 1985 to 1988, Mr. Rhodes served as Senior Vice President and General Counsel of Arvida/ Disney Corporation and Disney Development Company. Mr. Rhodes also served in Florida state government as counsel to the Speaker of the Florida House of Representatives and as Chief of the Bureau of Land and Water Management, which administered the state’s growth management programs.

      Christine M. Marx, 52, joined us as General Counsel and Corporate Secretary in March 2003. Prior to joining us, Ms. Marx was a partner in the law firm of Duane Morris LLP concentrating in securities and corporate law. From 1985 to 2000 she was a partner in the law firm of Edwards & Angell LLP.

      Michael N. Regan, 56, joined us in July 1997 as Vice President and was appointed Senior Vice President, Finance and Planning in February 1999. Prior to joining us, Mr. Regan was Vice President and Controller for Harrah’s Entertainment, Inc. Mr. Regan joined Harrah’s as a Senior Financial Analyst in Strategic Planning in 1980 and held several management positions in finance.

      Jerry M. Ray, 54, joined us as Vice President in November 1997. Mr. Ray was appointed Senior Vice President, Corporate Communications in February 1999. Prior to

joining us, Mr. Ray was Senior Vice President for Powell Tate, a Washington, D.C. communications firm. Prior to his position at Powell Tate, Mr. Ray was Vice President and Director of Media for Burson Marsteller in Washington. From 1981 to 1988, Mr. Ray was Press Secretary for United States Senator Howell Heflin and served in several communications positions for committees of the United States Senate.

Employment Contracts and Change in Control Agreements

      Employment Agreements. In 2003, we entered into new employment agreements with Messrs. Rummell and Twomey, which superseded their prior employment and severance agreements with the Company. The agreements expire on August 19, 2008. In connection with the termination of Mr. Twomey’s long-term incentive agreement, he received a payment equal to the targeted incentive accrued to the date of the new agreement ($2,300,000) and forfeited the remainder ($2,700,000).

      The agreements provide for base salaries of $766,782 for Mr. Rummell and $531,756 for Mr. Twomey, in each case subject to increase in accordance with our merit planning process. Each executive is also eligible for performance-based bonuses under our annual incentive plan in an amount equal to a specified target percentage (100% for Mr. Rummell and 90% for Mr. Twomey) of his base salary. In addition, Mr. Twomey is entitled to a $1,200 per month car allowance.

      Under the terms of the agreements Messrs. Rummell and Twomey are not entitled to stock option awards during the term of the agreements. Instead, Messrs. Rummell and Twomey were awarded 303,951 shares and 243,161 shares, respectively, of restricted stock that will vest in three equal installments on August 19, 2006, 2007 and 2008. The restricted stock will vest immediately in the event of death or disability or an unfriendly change of control. The restricted stock will vest on the first anniversary of a friendly change of control. A “friendly change in control” is defined as a change in control that has been approved by a majority of the Board of Directors who were in office 24 months prior to the date of the change in control (“original directors”) or were elected or nominated to the Board by a majority of the original directors in office at the time of such election or nomination and directors whose election or nomination was previously so approved. An “unfriendly change in control” is a change in control that has not been so approved.

      Messrs. Rummell and Twomey each agreed not to sell or transfer any of the restricted stock granted pursuant to his employment agreement, except for the number of shares necessary to pay taxes arising upon the lapse of restrictions on the restricted stock, until the earlier of the termination of his employment by the Company, an unfriendly change of control, one year after a friendly change of control or August 18, 2008.

      The agreements further provide for severance benefits if the executive resigns for good reason, resigns for any reason during the six months following the first anniversary of a change in control, or is terminated by us for any reason other than cause, disability or death. The severance benefits include:

•	a lump sum payment equal to three times annual base salary plus bonus (which cannot be less than annual base salary);

•	a lump sum payment of supplemental pension benefits;

•	a lump sum payment of a prorated bonus for the year employment terminates;

•	continued participation in our group insurance plans, at our expense, for three years following the change in control (such benefits terminate upon death); and

•	gross-up payments, if applicable, in the amount necessary to satisfy any excise tax incurred under Section 4999 of the Internal Revenue Code, subject to specified limitations.

      In addition, all stock options previously granted to them will become fully vested and all restrictions on their restricted stock will lapse on the date of termination or, in the case of a friendly change in control, on the first anniversary of such change in control, if they have not vested sooner.

      “Change in control” is defined in the agreements as the occurrence of any of the following events:

•	consummation of a merger, share exchange, consolidation or corporate reorganization (“business combination”) unless all or substantially all of the owners of the Company’s outstanding voting stock immediately prior to the business combination own, in substantially the same proportions as their ownership of the Company’s common stock, 50% or more of the surviving entity’s voting stock outstanding immediately after the business combination;

•	the sale, transfer, exchange or other disposition of all or substantially all of the Company’s assets;

•	a change in the composition of the Board of Directors so that fewer than two-thirds of the incumbent directors are original directors or were elected or nominated to the Board by a majority of the original directors in office at the time of such election or nomination and directors whose election or nomination was previously so approved;

•	the liquidation or dissolution of the Company; or

•	any transaction resulting in any person or group (other than a fiduciary holding securities under any of the Company’s employee benefit plans; a corporation owned by the Company’s shareholders in substantially the same proportions as their ownership of the Company’s common stock; the Trust; and the Foundation) acquiring beneficial ownership of 25% or more of the total voting power of the Company’s then outstanding voting securities.

      The agreements provide that each executive will work with the Board to develop and facilitate the implementation of a Board-approved succession plan. In connection with this plan, the Board may reassign or eliminate the titles and/or duties currently assigned to the executive without triggering the severance provisions described above.

      The agreements each contain two-year non-compete and non-solicitation provisions.

      We also have current written employment agreements with Messrs. Rhodes, Regan and Ray. These employment agreements provide that each of the named executive officers is an “at will” employee and will receive a base salary plus car allowance and is eligible to receive a performance-based annual incentive bonus under our annual incentive plan in an amount equal to a specified percentage of his base salary, and options to purchase shares of our common stock under our stock incentive plans. These employment agreements provide that the amount of base salary and the bonus range may be increased but not decreased during his period of employment with us. The employment agreements further provide that, in the event of termination of employment for any reason other than for cause or disability, he will receive a severance payment in a lump sum amount equal to a specified percentage of his base salary, plus a specified percentage of the amount of any bonus awarded to him in the year prior to the termination.

      Severance Agreements. We have also entered into severance agreements with Messrs. Rhodes, Regan, Ray and Ms. Marx. The severance agreements with Messrs. Regan and Ray provide that severance is payable if the executive resigns for any reason during the last six months of the first year following the date of a change in control (as defined above), resigns for good reason within the first 36 months following a change in control, or is terminated by us for any reason within 36 months following the date of a change in control. The severance agreement with Mr. Rhodes provides that severance is payable if the executive resigns for any reason during the six months immediately following the first anniversary of a change in control, resigns for good reason, or is terminated by us for any reason other than for cause, disability or death.

      Severance benefits payable to Messrs. Rhodes, Regan and Ray under these agreements include:

•	a lump sum payment equal to three times annual base salary plus three times bonus (which, in the case of Mr. Rhodes, cannot be less than annual base salary);

•	a lump sum payment of supplemental pension benefits;

•	a lump sum payment of a prorated bonus for the year employment terminates;

•	continued participation in our group insurance plans, at our expense, for three years following the change in control (such benefits terminate upon death);

•	senior executive level outplacement services;

•	financial planning benefits; and

•	gross-up payments, if applicable, in the amount necessary to satisfy any excise tax incurred by the named executive officer under Section 4999 of the Internal Revenue Code, subject to some limitations.

      Under the terms of Mr. Rhodes’ severance agreement, all stock options previously granted to the executive will become fully vested on the first anniversary of a change in control, if they have not vested sooner. Messrs. Regan and Ray’s severance agreements provide that all stock options previously granted fully vest upon a change in control and, if his employment is thereafter terminated, all of his stock options shall remain exercisable for at least one year (unless they sooner expire). In addition, if Mr. Rhodes resigns for good reason, is terminated other than for cause, or becomes disabled or dies, his stock options will become fully vested and all restrictions will lapse on his restricted shares. The severance agreement with Mr. Rhodes contains two-year non-compete and non-solicitation provisions.

      The severance agreements with Messrs. Regan and Ray supersede their employment agreements to the extent that severance pay and benefits provided under the severance agreements are greater, and may supersede the agreements entered into under our stock incentive plans prior to 2004 to the extent that the applicable severance agreement provides for earlier exercise or a longer post-termination exercise period.

      The severance agreement with Ms. Marx provides that severance is payable if she resigns for good reason or is terminated by us for any reason other than cause, death or disability. If such termination occurs within the first twenty-four months after a change of control, then severance benefits payable to Ms. Marx include a lump sum equal to two times annual base salary plus two times annual target bonus. If such termination does not occur within the first twenty-four months after a change of control, then severance benefits payable under this agreement include a lump sum payment equal to one times annual base salary plus one times annual target bonus. The severance agreement with Ms. Marx defines a change of control in the same manner defined above, except that it does not include a change in the composition of the board. The severance agreement with Ms. Marx contains a two-year non-solicitation provision.

      Long Term Incentive Compensation. We entered into a long term incentive compensation (“LTIC”) agreement with Mr. Rhodes in 2001. The LTIC agreement provides that Mr. Rhodes will be paid a LTIC award upon the first occurrence of any of the following:

•	continuous employment with us until December 31, 2005;

•	termination of employment by him for good reason;

•	death or disability;

•	termination of his employment by us for any reason other than cause; or

•	the first anniversary of any change in control, as defined in Mr. Rhodes’ severance agreement and described above, if he remains employed by us on that first anniversary.

      Mr. Rhodes’ target LTIC award is a lump sum of $2,500,000. Such LTIC award will be increased by 2% for every 1% that the price of our common stock exceeds a pre-established goal price on the date the LTIC award is payable. Additionally, the LTIC award will be decreased by 2% for every 1% that the price of our common stock is less than the pre-established goal price on the date the LTIC award is payable. The pre-established goal price is $32.50 per share, which is equal to the closing price of our common stock on August 20, 2001, plus increases of $1.00 per share per year. The adjustment to the target LTIC award will be prorated in the event the LTIC award becomes payable prior to December 31, 2005. The actual payment cannot be more than one-third higher than the target LTIC award or less than two-thirds of the target LTIC award. In the event of death prior to any payment, the unadjusted target LTIC award will be paid.

Compensation Committee Report

      The Compensation Committee is responsible for reviewing and approving the compensation policies and programs for the Company’s executive officers, including the officers named in the Summary Compensation Table. The Compensation Committee also reviews perquisites and other personal benefits, including personal use of company airplanes.

      The members of the Compensation Committee for 2003 were Michael L. Ainslie (Chairman), Hugh M. Durden, Herbert H. Peyton and John D. Uible. Mr. Peyton retired from the Board in January 2004. No member of the Compensation Committee is or ever was an officer or employee of the Company or any of its subsidiaries.

          Compensation Philosophy

      The main tenets of the Company’s compensation philosophy are to provide:

•	base salaries at the median of comparable companies that generate value from the management of substantial assets;

•	a competitive annual incentive based on corporate and individual performance; and

•	stock incentives to align the interests of the executive officers and shareholders.

      In addition, discretionary bonuses are sometimes awarded upon the completion of significant corporate events and restricted shares are sometimes awarded as a retention tool.

      2003 Annual Incentive Compensation Plan. In accordance with the 2003 Annual Incentive Compensation Plan, the Compensation Committee considered corporate and individual performance goals, together with trends in appropriate peer group companies, in awarding annual incentives. The quantitative goals consisted primarily of corporate and divisional earnings and the qualitative goals consisted primarily of an assessment of the employee’s performance during the year. Using these criteria, the Compensation Committee evaluated the performance of all executive officers to determine the amount of annual incentives payable in 2003, with bonus targets in the range of 50% to 100% of base salary. Payments to executive officers under the 2003 Annual Incentive Compensation Plan, including cash and the value of shares of restricted stock, ranged from approximately 65% to 142% of base salary.

      A portion of the amount of annual incentive payable to some recipients consisted of an award of restricted shares. This is intended to serve as a retention tool and to further align the interests of management and shareholders. For 2003, restricted shares were granted to 55 members of management, including three of the named executive officers set forth in the Summary Compensation Table.

      Stock Incentive Plans. The Company maintains several substantially identical stock incentive plans that are administered by the Compensation Committee. Each of these plans has been approved by the shareholders. The stock incentive plans provide for awards of restricted shares, options (incentive or nonstatutory) and stock appreciation rights. The Compensation Committee, based on the recommendations of management, selects the employees who receive awards, determines the size of any award and establishes vesting and other conditions. Both employees and non-employee directors are eligible to participate in the stock incentive plans, although only employees may receive incentive stock option grants.

      Both restricted shares and stock options are valued as of closing on the day before the grant. The exercise price of options may be paid in any lawful form permitted by the Compensation Committee, including the surrender of shares of Common Stock or restricted shares already owned by the optionee.

      The stock options granted in 2003 vest at the rate of 25% per year. Full vesting occurs upon death, disability or change of control. The Compensation Committee may revoke stock options if the recipient’s employment is terminated for cause. The restrictions on the restricted shares awarded under the 2003 Annual Incentive Compensation Plan lapse on 50% of the stock on the second and third anniversaries of the grant. All restrictions lapse upon death, disability or if the Company is a party to a merger or similar transaction resulting in at least a 50% change in the Company’s stock ownership and the recipient for the 360 days following the transaction either remains employed or employment is terminated without cause. The Compensation Committee may revoke restricted shares if the recipient’s employment is terminated for cause.

      The Summary Compensation Table on page 19 of this proxy statement sets forth the grants of stock options and restricted shares to the named executive officers for 2003. In addition to the terms set forth above, the restricted share agreements for Messrs. Rummell and Twomey and the stock option agreement for Mr. Rhodes provide for full vesting upon qualifying termination of employment in accordance with their applicable employment and severance agreements. See “Employment Contracts and Change in Control Agreements” on page 27 of this proxy statement for further information on these agreements.

      The total number of restricted shares and shares underlying stock appreciation rights and options available for grant under the stock incentive plans is approximately 1.4 million, subject to antidilution adjustments. If any restricted shares, stock appreciation rights or options are forfeited, or if options terminate for any other reason prior to exercise, they again become available for awards. No single individual may receive stock appreciation rights or options covering more than 500,000 shares in any calendar year (750,000 in the first year of employment), subject to antidilution adjustments.

          CEO Compensation

      The Compensation Committee determined the 2003 compensation of Mr. Rummell, the Company’s Chairman and CEO, based on the compensation philosophy described above. In connection with the Company’s on-going succession planning process, the Compensation Committee and the Governance and Nominating Committee determined that it was in the Company’s best interests to encourage Messrs. Rummell and Twomey to remain with the Company for up to five years and to reinforce and encourage continued attention and dedication to the development and implementation of a board-approved succession plan. As a result, in August 2003 the Compensation Committee recommended and the Board approved five-year employment agreements with Messrs. Rummell and Twomey that superseded their existing agreements with the Company. The terms of the new agreements are described under “Employment Contracts and Change in Control Agreements” on page 27 of this proxy statement. These terms were recommended by an independent consultant hired by the Compensation Committee that conducted a competitive review of compensation levels of similar-sized successful organizations and an analysis of alternative long-term incentive approaches.

      Under the terms of Mr. Rummell’s agreement, his 2003 salary remained at $766,780, as previously established by the Compensation Committee in March 2003. Effective March 2004, the Compensation Committee increased his compensation 3% to $789,787. Based on the Compensation Committee’s assessment of Mr. Rummell’s performance as measured against quantitative goals, the Compensation Committee recommended and the Board approved the payment of an annual incentive to Mr. Rummell under the 2003 Annual Incentive Compensation Plan of $1,089,000 for the year ended December 31, 2003. Under the terms of his employment agreement, Mr. Rummell is not entitled to stock option awards during the term of the agreement. Instead, the agreement provided for the award to Mr. Rummell of 303,951 restricted shares that will vest in three equal installments on August 19, 2006, 2007 and 2008.

          Deductibility of Compensation

      Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation in excess of $1,000,000 paid to the CEO and the four most highly compensated executive officers. Certain performance based compensation is specifically exempt from the deduction limit.

      The Compensation Committee intends to award cash compensation under the Company’s Annual Incentive Plans and grant stock incentives under the Company’s Stock Incentive Plans to the CEO and executive officers based upon the attainment of pre-established individual and corporate performance goals.

      The Compensation Committee may award compensation which may not qualify for exemption from the deduction limit under Section 162(m) when the Compensation Committee, in its discretion, determines such awards are necessary for competitive business purposes, such as retaining and attracting employees. The restricted shares recently granted to Messrs. Rummell and Twomey under their employment agreements may not qualify as performance based compensation within the meaning of Section 162(m) of the Internal Revenue Code.

          Compensation Committee Interlocks and Insider Participation

      The Compensation Committee consists of independent members of the Board of Directors. No member of the Compensation Committee is or was during 2003 an executive officer of another company on whose board or its comparable committee one of the Company’s executive officers serves. See “Certain Transactions” on page 16 of this proxy statement for further information on members of the Compensation Committee and their relationships with the Company.

Submitted by the Compensation
Committee:
Michael L. Ainslie, Chairman
Hugh M. Durden
John D. Uible

Performance Graph

      The following performance graph compares the Company’s cumulative shareholder returns for the period December 31, 1998, through December 31, 2003, assuming $100 was invested on December 31, 1998, in the Company’s common stock, in the Russell 1000 Index and in the Wilshire Real Estate Securities Index. The total return assumes dividends are reinvested. The stock price performance shown on the graph below is not necessarily indicative of future price performance.

	12/1998	12/1999	12/2000	12/2001	12/2002	12/2003

The St. Joe Company	100	105	143	180	195	244
Russell 1000 Index	100	121	112	98	77	100
Wilshire Real Estate	100	90	109	113	109	141

Sources:	Bloomberg L.P.

The St. Joe Company(1)

(1)	The Company calculates the total return of our common stock incorporating the reinvestment of dividends and distributions. On October 9, 2000 the Company distributed to its shareholders the Company’s equity interest in Florida East Coast Industries, Inc. (FECI). The Company calculates total shareholder return as if recipients of the spun-off FECI equity interest sold the FECI stock received on the day of receipt (at the closing price on that date) and reinvested the proceeds from the sale into the Company’s common stock on the same day (again, at the closing price on that date).

BY ORDER OF THE BOARD OF DIRECTORS,

Christine M. Marx

April 13, 2004

THE ST. JOE COMPANY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 18, 2004

      The undersigned, having received the Notice of Annual Meeting and Proxy Statement dated April 13, 2004, appoints Peter S. Rummell and Kevin M. Twomey, each acting singly, as Proxy with full power of substitution to represent the undersigned and to vote all shares of common stock of The St. Joe Company which the undersigned is entitled to vote at the Annual Meeting of Shareholders, to be held on Tuesday, May 18, 2004, at 10:00 a.m. eastern daylight time, at 245 Riverside Avenue, Jacksonville, Florida, or at any continuance thereof, with discretionary authority as provided in the Proxy Statement.

      Please mark your vote as indicated in the example.     ☒

THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS MADE, IT WILL BE VOTED “FOR” THE PROPOSALS SET FORTH ON THIS CARD. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE FOLLOWING PROPOSALS:

1.	ELECTION OF DIRECTORS

      Nominees: Michael L. Ainslie, Hugh M. Durden, Adam W. Herbert, Jr., Delores Kesler, John S. Lord, Walter L. Revell, Peter S. Rummell, Winfred L. Thornton, William H. Walton, III

☐ FOR	☐ WITHHELD	☐ FOR, EXCEPT VOTE WITHHELD FROM
THE FOLLOWING NOMINEES:

2.	APPROVAL OF AMENDMENT OF ARTICLES OF INCORPORATION ELIMINATING PREEMPTIVE RIGHTS

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	RATIFICATION OF INDEPENDENT AUDITORS

☐ FOR	☐ AGAINST	☐ ABSTAIN

4.	ANY OTHER MATTERS PROPERLY BROUGHT BEFORE THE MEETING.

X

X

Date

Please sign exactly as your name appears on shares. Joint owners should each sign. When signing as a fiduciary or for an estate, trust, corporation or partnership, your title or capacity should be stated.